Exhibit 99.1

INVESTOR CONTACT:
Darren Podrabsky
Glowpoint, Inc.
+1.973.855.3411
dpodrabsky@glowpoint.com

Glowpoint Names David Clark Chief Financial Officer

 MURRAY HILL, N.J., March 25, 2013 - Glowpoint Inc., (NYSE MKT: GLOW), today announced the appointment of David Clark as Chief Financial Officer (CFO) effective immediately. Mr. Clark succeeds Tolga Sakman, who resigned as CFO effective March 22, 2013.

Reporting to CEO Peter Holst, Mr. Clark will lead the global financial operations of the company, including planning, financial reporting, accounting, tax and treasury. Mr. Clark has over 20 years of experience in finance and accounting, and most recently served as Vice President of Finance, Treasurer and acting CFO for Allos Therapeutics.

"Glowpoint's current size and expected future growth require a CFO with an impeccable track record serving both public and private companies," said Peter Host, chief executive officer at Glowpoint. "Clark's extensive experience will make him a key contributor in bringing Glowpoint to the next stage of its development. I want to thank Tolga Sakman for his dedicated service and hard work during his time with the company."

Prior to his appointment at Allos, Mr. Clark was the CFO for an e-commerce managed services company.  He began his career serving technology companies in the audit practice of Price Waterhouse LLP.  Mr. Clark is a certified public accountant and holds a Masters of Accountancy and Bachelor of Science in accounting from the University of Denver.

"As a leader in managed video services, Glowpoint is in a great position strategically with unique opportunities for growth in the coming years," said Clark. "I am excited to be part of the company and look forward to working with Pete and the entire Glowpoint team."

"We are very pleased to add David to our executive management team," added Holst. "As Glowpoint continues on the path toward product expansion and a refined customer value proposition, David's experience managing financial operations and his strong general business background will be invaluable assets."

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides cloud and managed video services that make video meetings simple, reliable, and the standard for bringing people together for business meetings. Through our OpenVideo® cloud, we make video meetings the replacement for in person and audio conferencing with our suite of cloud and managed services that permit any device to connect across any network, simply and reliably. Glowpoint supports hundreds of clients located in 68 countries and is the trusted partner for leading unified communications providers, telepresence manufacturers, global carriers and A/V integration firms. In addition, Glowpoint offers access to thousands of public videoconferencing facilities to extend businesses reach and provide the ability to meet face to face across the globe without boundaries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements

The information in this release may contain statements that are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission. We make no representation or warranty that the information contained herein is complete and accurate; we have no duty to correct or update any information.